Exhibit 10(ii)

RENASANT CORPORATION
RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into by and between Renasant Corporation, a Mississippi corporation (the “Company”), and Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”), and O. Leonard Dorminey (“Executive”).

1.    Retirement Date. Effective as of June 30, 2017, Executive shall separate from service with the Bank (his “Retirement Date”), and shall resign his position as Regional President of the Bank. The parties hereto agree that Executive’s retirement is voluntary, and that he shall be entitled to those payments and benefits set forth in Section 4.2 of that certain Executive Employment Agreement by and between Executive and Heritage Financial Group, Inc. dated as of December 10, 2014 (the “Employment Agreement”), as amended and assumed by the Company pursuant to that certain Assumption Agreement by and between the Company and Executive effective as of July 15, 2015 (the “Assumption Agreement”). By execution below, the Company hereby waives any notice of Executive’s retirement to which it may be entitled under the terms of the Employment Agreement.

2.    Post-Retirement Services. Following Executive’s Retirement Date, the parties agree that Executive shall continue to provide certain regional banking services, as may be requested from time to time by the Chief Executive Officer of the Bank, through and until December 31, 2018, at which time Executive shall cease to be employed by the Bank in any capacity.

a.    Attention Required. Notwithstanding any provision of this Agreement to the contrary, the Bank agrees that Executive shall be required to expend only so much time and attention as may be reasonably required to provide the post-retirement services contemplated herein, but in no event more than 20% of the average time previously expended in his capacity as Regional President of the Bank, it being intended that Executive shall be deemed “separated from service” as contemplated under Section 409A(a)(2)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, as of his Retirement Date.

b.    Compensation for Post-Retirement Services. In consideration of the performance of Executive’s post-retirement services hereunder and for periods on and after his Retirement Date:

i.    He shall be paid 20% of his base compensation in effect immediately prior to his Retirement Date, or the annualized amount of $89,000, which amount shall be paid in accordance with the Bank’s standard payroll periods and practices.

ii.    He shall receive an incentive bonus payable for the Company’s fiscal year ended December 31, 2016, if and to the extent such amount has not yet been paid, but shall not be entitled to the payment of any incentive bonus in respect of his post-retirement services hereunder.

iii.     He shall be entitled to make deferrals under the Bank’s 401(k) plan and receive matching contributions in connection therewith, provided that he shall not be eligible to receive a distribution therefrom on account of a separation from employment until he ceases to provide post-retirement services hereunder;

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iv.    He shall be entitled to be reimbursed for reasonable expenses incurred in the performance of post-retirement services including, without limitation, customer dinners and entertainment, his membership in various banking and trade associations consistent with his historical practice including without limitation the Community Bankers Association of Georgia (CBA) and the Georgia Bankers Association (GBA) and his attendance at various banking conferences and other events such as those sponsored by CBA and GBA; and

v.    He shall not be eligible to participate as an active employee in any welfare, insurance or similar benefit plan sponsored by the Company or the Bank, except as to a voluntary benefit for which he assumes and pays all premiums.

c.    Equity Compensation.      Executive and the Company are parties to that certain Restricted Stock Award, effective as of July 1, 2015, providing for the settlement and delivery of an aggregate of 35,000 shares of the Company’s common stock, par value $5.00 per share, during a service period ending as of December 31, 2018, and subject to the further terms and conditions set forth therein. The Company agrees that for purposes of such agreement, Executive’s performance of post-retirement services hereunder be deemed to constitute employment in good standing by the Bank. The Company further agrees that in the event Executive’s post-retirement services hereunder shall voluntarily cease prior to December 31, 2018, but with the mutual consent of the Bank, his Restricted Stock Award shall then vest and be non-forfeitable. In all other respects and notwithstanding any provision of this Agreement to the contrary, the terms of such Restricted Stock Award shall remain in force and effect in accordance with their terms.

3.     Retirement Payments. In consideration of Executive’s retirement, and regardless of whether or for how long Executive continues to render post-retirement services hereunder, the parties agree that Executive shall receive the following payments:

a.    Base Compensation. The amount of $445,000, representing Executive’s base compensation in effect immediately prior to his Retirement Date, which amount shall be prorated and paid annually in equal installments in accordance with the Bank’s standard payroll practices during the four-year period commencing as of Executive’s Retirement Date and ending as of June 30, 2021.

b.    Average Bonus. The amount of $178,103, representing the average of Executive’s incentive bonus for the Bank’s fiscal years ended December 31, 2016, and December 31, 2015, and for the fiscal year ended December 31, 2014, as determined in accordance with the incentive plan maintained by Heritage Financial Group, Inc., which amount shall be paid annually during the four year period commencing 2018 and ending 2021, when annual bonuses are paid (or would normally be payable) to other executives of the Bank under the Bank’s annual cash bonus plan.

c.    Continuing Health Benefit. The aggregate of following amounts: (i) the amount of $406, representing the monthly premium for Executive’s coverage under the group medical plan in which he participates as of his Retirement Date; (ii) the amount of $104, representing the continuation coverage premium applicable to the Bank’s group dental plan; and (iii) the amount of $22, representing the applicable premium under the Bank’s vision arrangement. Such aggregate amount shall be paid monthly during the four-year period commencing as of Executive’s Retirement Date and ending June 30, 2021.

d.    Continuing Perquisite Amount. The aggregate amount of $39,173, consisting of: (i) an amount equal to $15,414, representing profit sharing contributions made to the Bank’s 401(k) plan for the benefit of Executive in respect of 2016; (ii) an amount equal to $5,728, representing matching contributions to the Bank’s 401(k) plan for the benefit of Executive in respect of 2016; (iii) an amount equal

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to $12,000, representing Executive’s annualized car allowance; (iv) an amount equal to $3,780, representing Executive’s annualized country club dues; and (v) an amount equal to $2,251, representing the annual premium cost of the group life, accidental death, and long-term disability arrangements under which Executive was covered prior to his Retirement Date. Such aggregate amount shall be prorated and paid in accordance with the Bank’s standard payroll practices during the four-year period commencing as of Executive’s Retirement Date and ending as of June 30, 2021.

Executive acknowledges that he is a “specified employee” as to the Company and the Bank, as contemplated under Code Section 409A(a)(2)(B). In consideration of such status, and notwithstanding any provision hereof to the Company, any amount due under this Section 3 shall be made or commence no earlier than January 1, 2018 (or if earlier, upon Executive’s death), with such payment to include any amount earlier payable hereunder, such payment to be made without liability for interest thereon or loss of investment opportunity.

4.    Extinguishment. Executive acknowledges that payment of the amounts described in Section 3 hereof shall extinguish the obligations of the Company and the Bank, in full, under the Employment Agreement and the Assumption Agreement in respect of his retirement or other separation from service, regardless of the reason therefore, and that except as may be expressly provided herein, he shall not be entitled to receive further compensation or benefits in respect of his retirement from the Bank, including the post-retirement services provided herein.

5.    Executive’s Covenants. Executive acknowledges and agrees that he remains subject to those covenants and remedies contained in that certain Business Protection Agreement dated June 26, 2015 (Exhibit A to the Assumption Agreement), which shall remain in force and effect in accordance with their terms. The parties hereto agree that the Restricted Period (as defined in the Business Protection Agreement) will not commence on Executive’s Retirement Date, but shall instead commence as of the date on which Executive ceases to provide post-retirement services hereunder.

6.    Separate Advice. Executive acknowledges that neither the Company nor its directors, officers or employees has provided him with advice about the terms and conditions of this Agreement. Executive has been advised to consult counsel of his choosing prior to the execution of this Agreement, and the terms of this Agreement have been fully negotiated between the parties hereto. This Agreement shall be construed as a whole and there shall be no presumption that the terms of this Agreement shall be strictly construed for or against any party hereto.

7.    Certain Additional Payments and Indemnities. Notwithstanding any provision of this Agreement to the contrary, Executive shall further: (a) be entitled to receive any amount accrued and vested or due as of his Retirement Date under any benefit plan subject to ERISA or other benefit plan or arrangement sponsored and maintained by the Company or the Bank in which Executive is a participant on his Retirement Date; (b) be entitled to advance any claim for indemnification against the Company or the Bank, whether arising under the organizational documents of the Company or the Bank, including any policy of insurance procured and maintained by the Company in respect thereof, or under applicable law; and (c) be entitled to any amount that may become due and payable under Section 6.2 of Executive’s Employment Agreement.

8.    Board Service. Executive shall not be entitled to additional compensation or benefits if he is appointed or elected as a member of the Board of Directors of the Company (the “Board”) while continuing to provide post-retirement services under this Agreement; provided that after the expiration or termination of this Agreement, Executive, if then serving on the Board, shall be entitled to any compensation and benefits otherwise afforded to non-employee members of the Board.

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9.    General Provisions. The parties agree that those “Miscellaneous” provisions set forth in Section 6 of the Employment Agreement shall be in full force and effect hereunder and shall be deemed incorporated herein by this reference.
10.    Expiration and Termination. This Agreement shall expire as of December 31, 2018, and thereafter be of no further force and effect; provided that Executive may earlier terminate this Agreement by providing not less than 30 days prior written notice to the Company. Notwithstanding the foregoing, in the event this Agreement expires or is earlier terminated, those provisions set forth in paragraphs 3, 5, 7 and 9 hereof shall survive such expiration or termination and be and remain enforceable in accordance with their terms.

11.    Execution. This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmission of any executed original document and/or any retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as delivery of an executed original.

THIS RETIREMENT AGREEMENT is executed as of the dates set forth below, to be effective as of Executive’s Retirement Date designated above.

RENASANT CORPORATION            EXECUTIVE
RENASANT BANK

/s/ E. Robinson McGraw             /s/ O. Leonard Dorminey
E. Robinson McGraw                    O. Leonard Dorminey
Date: April 25, 2017                    Date: April 25, 2017

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